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                                  THE HARTFORD

ENHANCED NO LAPSE GUARANTEE RIDER

SUMMARY OF BENEFIT

This Rider replaces the Policy's No Lapse Guarantee provision. It guarantees that during the No Lapse Guarantee Period, Your Policy will not lapse as long as the sum of the premiums paid, less Indebtedness and less withdrawals from the Policy, is at least equal to the sum of the No Lapse Guarantee Premiums.

The LAPSE AND POLICY GRACE PERIOD section of the Policy, is deleted and replaced by the following:

POLICY DEFAULT

During the first ten Policy Years or during the No Lapse Guarantee Period, whichever is shorter, the Policy will go into default on any Monthly Activity Date on which the Account Value less Indebtedness is not sufficient to cover the Monthly Deduction Amount and the No Lapse Guarantee is not available. After the tenth Policy Anniversary, or after the end of the No Lapse Guarantee Period, whichever comes first, the Policy will go into default on any Monthly Activity Date on which the Account Value less Indebtedness is not sufficient to cover the Monthly Deduction Amount.

If the Policy goes into default, We will send You a lapse notice warning You that the Policy is in danger of terminating. This notice will be mailed at least 30 days prior to termination of coverage. It will be mailed both to You and to any assignee of record, at the last known address(es). This lapse notice will tell You the minimum premium required to keep the Policy from terminating. This minimum premium will never be greater than an amount which results in a Cash Surrender Value equal to the current Monthly Deduction Amount plus the next two Monthly Deduction Amounts as of the date Your Policy goes into default.

We will keep the Policy in force for the 61-day period following the date Your Policy goes into default. We call that period the Policy Grace Period. However, if We have not received the required premiums, specified in Your lapse notice, by the end of the Policy Grace Period, the Policy will terminate, except to the extent provided below, after the tenth Policy Anniversary, if the No Lapse Guarantee is still available.

If the Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

NO LAPSE GUARANTEE

The Policy will remain in force at the end of the Policy Grace Period on modified terms described below, as long as the No Lapse Guarantee is available.

The No Lapse Guarantee Period is shown on Page 3 (continued).

A No Lapse Guarantee is available as long as the Policy is in the No Lapse Guarantee Period; and the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, equal or exceed the Cumulative No Lapse Guarantee Premium.

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In the case of a default after the tenth Policy Anniversary, if the No Lapse
Guarantee is still available and You fail to pay the required premium as defined in Your lapse notice by the end of the Policy Grace Period, the Policy will remain in force, but with the following modifications:

       (a)  the Death Benefit Option will be Option A (Level Option);

       (b) all riders other than this Rider and the Child Insurance Rider, if applicable, will terminate;

       (c) any future scheduled increases in the Face Amount will be cancelled; and

       (d) no Death Benefit Option changes will be allowed while the Policy remains in default.

The No Lapse Guarantee will remain in effect on each subsequent Monthly Activity Date provided:

       (a)  the Policy remains in default; and

       (b) the No Lapse Guarantee is available.

While the No Lapse Guarantee is available, We guarantee that Your Account Value less Indebtedness, will never be less than zero.

NO LAPSE GUARANTEE PREMIUM

The No Lapse Guarantee Premium is shown on Page 3 (continued).

During the No Lapse Guarantee Period, if the No Lapse Guarantee is not in effect and, there is any increase or decrease in the Face Amount, or any change in rider coverage or a change in insurance class, a new monthly No Lapse Guarantee Premium will be calculated. We will send You a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

RIDER CHARGE

The monthly charge for this Rider is shown on Page 3 (continued). It is a per $1,000 charge based on the Face Amount. It will be deducted on each Monthly Activity Date, from the Account Value, as part of the Monthly Deduction Amount. If the No Lapse Guarantee terminates while there is a charge for this Rider, the charge will be discontinued.

TERMINATION

To terminate this Rider, notify Us In Writing. Termination will be effective on the next Monthly Activity Date following this notification. Otherwise, this Rider will continue until the earlier of the following:

       (a)  when the No Lapse Guarantee terminates; or

       (b) when this Policy terminates.

If this Rider is terminated, the No Lapse Guarantee provision that the Rider replaces will continue to be deleted from the Policy.

GENERAL PROVISIONS

This Rider will be a part of the Policy to which it is attached, and except as noted above, it is subject to all conditions and limitations of such Policy. This Rider is issued in consideration of an application and payment of the required cost of this Rider. The Date of Issue and Policy Date applicable to this Rider are the same as those of the Policy.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    [/s/ Christine Hayer Repasy           /s/ Thomas M. Marra
    ------------------------------------  ------------------------------------
    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT]

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Policy Number:      VL0000001

                             POLICY SPECIFICATIONS

                         ADDITIONAL BENEFITS AND RIDERS

ENHANCED NO LAPSE GUARANTEE RIDER
INSURED:                                  [JOHN DOE]
ISSUE AGE/SEX:                            [35/MALE]
INSURANCE CLASS:                          [PREFERRED/NON-NICOTINE]
MONTHLY RIDER CHARGE:                     $1.00
MONTHLY NO LAPSE
GUARANTEE PREMIUM                         [38.27]
RIDER CHARGE TERMINATION DATE             [DECEMBER 31, 2022]
DATE OF ISSUE:                            [JANUARY 1, 2003]
RIDER EFFECTIVE DATE:                     [JANUARY 1, 2003]
SCHEDULED RIDER
TERMINATION DATE:                         [DECEMBER 31, 2022]
NO LAPSE GUARANTEE PERIOD:                [01/1/2003-12/31/2022]

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